Exhibit 99.1

IMAX CORPORATION REPORTS FOURTH QUARTER AND

FULL-YEAR 2019 RESULTS

HIGHLIGHTS

•	Company achieved record full-year 2019 box office of $1.1 billion, up 7% over the prior year

•	Full-year 2019 revenue increased 6% versus 2018 to $396 million, a new record

•

Full-year 2019 net income attributable to common shareholders increased 105% versus 2018 to $47 million and full-year 2019 net income increased 74% to $59 million; Adjusted net income attributable to common shareholders increased 12% year-over-year to $65 million

•	Full-year 2019 earnings per share attributable to common shareholders increased 111% to $0.76; Adjusted net earnings per share attributable to common shareholders increased 15% to $1.05

•	Company’s total commercial multiplex network grew to 1,529 theatres, 73% of which are in international markets

	Three Months Ended December 31,			12 Months Ended December 31,
In millions, except per share data	2019	2018	YoY %	2019	2018	YoY %
			Change			Change
Total Revenue	$124.3	$109.0	14%	$395.7	$374.4	6%
Gross Margin	62.4	54.6	14%	214.2	207.9	3%
Gross Margin (%)	50.2%	50.1%		54.1%	55.5%
Net Income	$21.4	$3.8	461%	$58.6	$33.6	74%
Net Income(1)	18.2	1.7	973%	46.9	22.8	105%
Adjusted Net Income (1)	21.5	16.4	31%	64.8	57.8	12%
Diluted Net Income Per Share(1)	$0.29	$0.03	867%	$0.76	$0.36	111%
Adj. Net Income Per Share(1)	$0.35	$0.26	35%	$1.05	$0.91	15%
Adjusted EBITDA	$47.0	$36.4	29%	$149.3	$133.2	12%
Adj. EBITDA Margin (%)	41.7%	37.3%		41.7%	39.6%

(1)	Attributable to common shareholders

Note: For the definition and reconciliations of reported results to non-GAAP financial results, please refer to the discussion of non-GAAP financial measures at the end of this earnings release.

NEW YORK – Feb. 19, 2020 – IMAX Corporation (NYSE:IMAX) today reported full-year 2019 revenues of $395.7 million, gross profit of $214.2 million, net income of $58.6 million, or $0.95 per diluted share, and net income attributable to common shareholders of $46.9 million, or $0.76 per diluted share. Adjusted net income attributable to common shareholders for the year ended December 31, 2019 was $64.8 million, or $1.05 per diluted share. Adjusted EBITDA attributable to common shareholders was $149.3 million.

The Company also reported fourth quarter 2019 revenues of $124.3 million, gross profit of $62.4 million, net income of $21.4 million, or $0.35 per diluted share, and net income attributable to common shareholders of $18.2 million, or $0.29 per diluted share. Adjusted net income attributable to common shareholders for the fourth quarter was $21.5 million, or $0.35 per diluted share. Adjusted EBITDA attributable to common shareholders was $47.0 million. For reconciliations of reported results to non-GAAP financial results, and for the definition and reconciliation of Adjusted EBITDA, please see the end of this press release.

“IMAX is among the world’s premiere entertainment experiences, and our record 2019 financial results reflect sharp focus, strong execution, and disciplined cost management as we continue to grow our global footprint, diversify our content portfolio, and enhance our pioneering end-to-end technology,” said IMAX CEO Richard L. Gelfond.

“Across 2019, our business demonstrated significant strength by setting a number of new records for the Company including annual revenue as well as global, international, and local language box office — underscoring the increasing geographic diversification of our business.”

“In a world of nearly infinite entertainment choices, audiences continue to choose IMAX. Immersive entertainment experiences continue to connect fans and drive culture around the globe. We are committed to building on strong demand for The IMAX Experience® to strengthen our unique position in the entertainment ecosystem and deliver value for our shareholders.”

“In terms of the health crisis in China, where movie theatres nationwide remain closed, we are continuing to monitor the situation closely and needless to say the safety of our team and audiences is our top priority”, said Mr. Gelfond. “We look forward to circumstances improving and IMAX continuing to satisfy China’s strong demand for premium quality content and entertainment experiences.”

Fourth Quarter and Full-Year Segment Results

	Network Business			Theater Business
	Revenue	Gross Margin	Gross Margin%	Revenue	Gross Margin	Gross Margin%
4Q19	$43.0	$24.4	56.8%	$77.6	$39.7	51.2%
4Q18	$41.7	24.7	59.2%	61.9	29.1	47.1%
% change	3.3%	(0.9%)		25.3%	36.4%

YTD 4Q19	$196.8	$126.7	64.4%	$180.5	$86.8	48.1%
YTD 4Q18	$184.2	121.6	66.0%	168.4	85.8	50.9%
% change	6.9%	4.1%		7.2%	1.2%

Network Business

•

Network business revenues increased 6.9% to $196.8 million in 2019, compared to $184.2 million in the prior-year period. The strong overall increase in network business revenues was primarily driven by a $76.4 million, or 7.4%, increase in IMAX global box office to $1.1 billion.

•

Total gross margin for the network business was 64.4% in the most recent quarter, compared to 66.0% in the prior-year period. The year-over-year decrease in total gross margin was primarily driven by increased contractual marketing expense.

Theatre Business

•	Theatre business segment revenues increased 7.2% to $180.5 million in 2019, compared with $168.4 million in the prior-year period.

•

Total gross margin for the theatre business was 48.1% compared to 50.9% in the prior-year period. The year-over-year decline in total gross margin was primarily driven by the geographic and system mix of installations in the first quarter of 2018. The theatre business gross margin increased steadily throughout 2019, landing at 51.2% for the entire segment in the fourth quarter of 2019, and 53.0% specifically for sales and sales type lease theatres.

Cash Balances and Outstanding Debt

Total cash and cash equivalents as of December 31, 2019 was $109.5 million. Total bank indebtedness was $18.2 million as of December 31, 2019 and represented a decrease compared to $37.8 million as of December 31, 2018. As of December 31, 2019, $280.0 million was available under the Company’s $300.0 million credit facility due June 28, 2023.

Share Count and Capital Return

•

The weighted average diluted shares outstanding at the end of the fourth quarter of 2019 declined 2.7% to 61.5 million, compared to 63.2 million in fourth quarter 2018, due primarily to share repurchase activity. During 2019 a total of 134 thousand shares were repurchased at an average price of $19.76 for a total value of approximately $2.7 million. A total of $125.9 million remains available under the Company’s outstanding share repurchase authorization, which expires in June 2020.

•	During 2019, IMAX China repurchased a total of 8.05 million shares at an average price of $2.38 for a total value of approximately $19.2 million.

Supplemental Materials

For more information about the Company’s results, please refer to the IMAX Investor Relations website located at investors.imax.com.

Investor Relations Website and Social Media

On a weekly basis, the Company posts quarter-to-date box office results on the IMAX Investor Relations website located at www.imax.com/content/investor-relations. The Company expects to provide such updates on Friday of each week, although the Company may change this timing without notice. Results will be displayed with a one-week lag.

The information posted on the Company’s website may be deemed material to investors. Accordingly, investors, media and others interested in the Company should monitor the Company’s website in addition to the Company’s press releases, SEC filings and public conference calls and webcasts.

Conference Call

The Company will host a conference call today at 4:30PM ET to discuss its fourth quarter and full year 2019 financial results. This call is being webcast by Nasdaq and can be accessed at investors.imax.com. To access the call via telephone, interested parties in the US and Canada should dial (888) 204-4368 approximately 5 to 10 minutes before the call begins. Other international callers should dial (647) 794-4605. The conference ID for the call is 9833755. A replay of the call will be available via webcast at investors.imax.com or via telephone by dialing (888) 203-1112 (US and Canada), or (647) 436-0148 (international). The Conference ID for the telephone replay is 9833755.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX theatres to connect with audiences in extraordinary ways, and, as such, IMAX’s network is among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto and Los Angeles, with additional offices in London, Dublin, Tokyo, and Shanghai. As of December 31, 2019, there were 1,624 IMAX theatre systems (1,529 commercial multiplexes, 14 commercial destinations, 81 institutional) operating in 81 countries and territories. Shares of IMAX China, a subsidiary of IMAX Corp., trade on the Hong Kong Stock Exchange under the stock code “HK.1970.”

IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience®, The IMAX Experience®, IMAX Is Believing® and IMAX nXos® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Instagram (https://www.instagram.com/imax), Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

For additional information please contact:

Investors: IMAX Corporation, New York Heather Anthony 212-821-0121 hanthony@imax.com	Media: IMAX Corporation, New York Mark Jafar 212-821-0155 mjafar@imax.com

###

Forward-Looking Statements

This earnings release contains forward looking statements that are based on IMAX management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, references to future capital expenditures (including the amount and nature thereof), business and technology strategies and measures to implement strategies, competitive strengths, goals, expansion and growth of business, operations and technology, plans and references to the future success of IMAX Corporation together with its consolidated subsidiaries (the “Company”) and expectations regarding the Company’s future operating, financial and technological results. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the expectations and predictions of the Company is subject to a number of risks and uncertainties, including, but not limited to, risks associated with investments and operations in foreign jurisdictions and any future international expansion, including those related to economic, political and regulatory policies of local governments and laws and policies of the United States and Canada; risks related to the Company’s growth and operations in China, including the adverse impact of the coronavirus outbreak in China; the performance of IMAX DMR® films; the signing of theater system agreements; conditions, changes and developments in the commercial exhibition industry; risks related to currency fluctuations; the potential impact of increased competition in the markets within which the Company operates; competitive actions by other companies; the failure to respond to change and advancements in digital technology; risks relating to recent consolidation among commercial exhibitors and studios; risks related to new business initiatives; conditions in the in-home and out-of-home entertainment industries; the opportunities (or lack thereof) that may be presented to and pursued by the Company; risks related to cyber-security and data privacy; risks related to the Company’s inability to protect the Company’s intellectual property; general economic, market or business conditions; the failure to convert theater system backlog into revenue; changes in laws or regulations; the failure to fully realize the projected cost savings and benefits from any of the Company’s restructuring initiatives; and other factors, many of which are beyond the control of the Company. These factors, other risks and uncertainties and financial details are discussed in IMAX’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Primary Reporting Groups

The Company has four primary reporting groups identified by nature of product sold or service provided: (1) Network Business, representing variable revenue generated by box-office results and which includes the reportable segments of IMAX DMR and contingent rent from the JRSAs and IMAX systems segments; (2) Theater Business, representing revenue generated by the sale and installation of theater systems and maintenance services, primarily related to the IMAX Systems and Theater System Maintenance reportable segments, and also includes fixed hybrid revenues and upfront installation costs from the JRSA segment; (3) New Business, which includes home entertainment, and other new business initiatives that are in the development, start-up and/or wind-up phases, and (4) Other; which includes the film post-production and distribution segments and certain IMAX theaters that the Company owns and operates, camera rentals and other miscellaneous items.

Non-GAAP Financial Measures

In this release, the Company presents adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share, EBITDA, Adjusted EBITDA per Credit Facility, Adjusted EBITDA margin, free cash flow and return on invested capital as supplemental measures of performance of the Company, which are not recognized under U.S. GAAP. The Company presents adjusted net income and adjusted net income per diluted share because it believes that they are important supplemental measures of its comparable controllable operating performance and it wants to ensure that its investors fully understand the impact of its stock-based compensation (net of any related tax impact) and non-recurring charges on net income. In addition, the Company presents adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share because it believes that they are important supplemental measures of its comparable financial results and could potentially distort the analysis of trends in business performance and it wants to ensure that its investors fully understand the impact of net income attributable to non-controlling interests and its stock-based compensation (net of any related tax impact) and non-recurring charges in determining net income attributable to common shareholders. Management uses these measures to review operating performance on a comparable basis from period to period. However, these non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share should be considered in addition to, and not as a substitute for, net income and net income attributable to common shareholders and other measures of financial performance reported in accordance with U.S. GAAP.

The Company is required to maintain a minimum level of “EBITDA”, as such term is defined in the Company’s credit agreement (and which is referred to herein as “Adjusted EBITDA per Credit Facility”, as the credit agreement includes additional adjustments beyond interest, taxes, depreciation and amortization). EBITDA and Adjusted EBITDA per Credit Facility (each as defined below) should not be construed as substitutes for net income or as better measures of liquidity as determined in accordance with U.S. GAAP. The Company believes that EBITDA, Adjusted EBITDA per Credit Facility and Adjusted EBITDA margin are relevant and useful information widely used by analysts, investors and other interested parties in the Company’s industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance and to provide additional information with respect to the Company’s ability to comply with its credit agreement requirements.

Free cash flow is defined as cash provided by operating activities minus cash used in investing activities (from the condensed consolidated statements of cash flows). Cash provided by operating activities consist of net income, plus depreciation and amortization, plus the change in deferred income taxes, plus other non-cash items, plus changes in working capital, less investment in film assets, plus other changes in operating assets and liabilities. Cash used in investing activities includes capital expenditures, acquisitions and other cash used in investing activities. Management views free cash flow, a non-GAAP measure, as a measure of the Company’s after-tax cash flow available to reduce debt, add to cash balances, and fund other financing activities. Free cash flow does not represent residual cash flow available for discretionary expenditures. A reconciliation of cash provided by operating activities to free cash flow is presented below.

Signings and Installations

	12 Months Ended December 31,
Theater System Signings:	2019	2018
Full new sales and sales-type lease arrangements	49	57
New traditional joint revenue sharing arrangements	7	55
New hybrid joint revenue sharing lease arrangements	48	10

Total new theaters	104	122
Upgrades of IMAX theater systems	39	112	(1)

Total theater signings	143	234

	12 Months Ended December 31,
Theater System Installations:	2019		2018
Full new sales and sales-type lease arrangements	55	(2)	63
New traditional joint revenue sharing arrangements	54		72
New hybrid joint revenue sharing lease arrangements	20		14

Total new theaters	129		149
Upgrades of IMAX theater systems	57		23

Total theater installations	186		172

	12 Months Ended December 31,
Theater Sales Backlog:	2019		2018
Sales and sales-type lease arrangements	178		177
Joint revenue sharing arrangements
Hybrid lease arrangements	140		118
Traditional arrangements	213	(3)	269	(5)

Total theater backlog	531	(4)	564	(6)

	12 Months Ended December 31,
Theater Network:	2019	2018
Commercial Multiplex Theaters:
Sales and sales-type lease arrangements	659	611
Traditional joint revenue sharing arrangements	731	674
Hybrid joint revenue sharing lease arrangements	139	124

Total Commercial Multiplex Theaters	1,529	1,409
Commercial Destination Theaters	14	14
Institutional Theaters	81	82

Total theater network	1,624	1,505

(1)	Includes 105 theater systems related to existing AMC, Regal and Pathé theaters to be upgraded to IMAX with Laser projection systems on new lease terms ranging from 10 to 12 years.
(2)

Includes one IMAX digital theater system that was relocated from a previous location. This installation is incremental to the IMAX theater network but full revenue for the digital theater system was not received.

(3)	Includes 47 theater systems where the customer has the option to convert from a joint revenue sharing arrangement to a sales arrangement.
(4)

Includes 153 new laser projection system configurations (144 of which are IMAX with Laser projection system configurations and 9 of which are GT Lasers) and 97 upgrades of existing locations to laser projection system configurations (92 of which are for the IMAX with Laser projection system configurations and 5 of which are GT Lasers).

(5)	Includes 46 theater systems where the customer has the option to convert from a joint revenue sharing arrangement to a sales arrangement.
(6)

Includes 83 new laser projection system configurations (73 of which are IMAX with Laser projection system configurations and 10 of which are GT Lasers) and 100 upgrades of existing locations to laser projection system configurations (98 of which are for the IMAX with Laser projection system configurations and 2 of which are GT Lasers).

IMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars, except per share amounts)

	Three Months Ended December 31,		12 Months Ended December 31,
	2019	2018	2019	2018
Revenues
Equipment and product sales	$61,616	$46,409	$118,245	$106,591
Services	43,570	42,769	188,547	181,740
Rentals	16,286	16,667	77,961	74,472
Finance income	2,807	3,119	10,911	11,598

	124,279	108,964	395,664	374,401

Costs and expenses applicable to revenues
Equipment and product sales	30,513	25,233	63,627	54,853
Services	21,970	21,428	88,175	84,236
Rentals	9,437	7,661	29,690	27,383

	61,920	54,322	181,492	166,472

Gross margin	62,359	54,642	214,172	207,929
Selling, general and administrative expenses	34,189	30,380	123,456	117,477
Research and development	1,486	2,186	5,203	13,728
Amortization of intangibles	1,391	1,249	4,955	4,145
Receivable provisions, net of recoveries	473	1,463	2,430	3,130
Legal arbitration award	—	4,237	—	11,737
Executive transition cost	—	2,994	—	2,994
Exit costs, restructuring charges and associated impairments	—	8,384	850	9,542

Income from operations	24,820	3,749	77,278	45,176
Change in fair value of equity securities	2,026	—	(517)	—
Retirement benefits non-service expense	(257)	(125)	(737)	(499)
Interest income	473	723	2,105	1,844
Interest expense	(987)	(613)	(2,793)	(2,916)

Income before income taxes	26,075	3,734	75,336	43,605
Provision for income taxes	(4,782)	22	(16,768)	(9,518)
Income (loss) from equity-accounted investments, net of tax	59	15	3	(492)

Net income	21,352	3,771	58,571	33,595
Less: net income attributable to non-controlling interests	(3,181)	(2,077)	(11,705)	(10,751)

Net income attributable to common shareholders	$18,171	$1,694	$46,866	$22,844

Net income per share attributable to common shareholders — basic and diluted:
Net income per share — basic and diluted	$0.29	$0.03	$0.76	$0.36

Weighted average number of shares outstanding (000’s):
Basic	61,228	61,924	61,310	63,075
Fully Diluted	61,542	62,127	61,489	63,207
Additional Disclosure:
Depreciation and amortization (1)	$17,987	$15,453	$63,487	$57,437
(1)

Includes $0.1 million and $0.5 million of amortization of deferred financing costs charged to interest expense for the three months and year ended December 31, 2019, respectively (2018 - $0.1 million and $1.1 million, respectively).

IMAX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars)

	December 31,
	2019	2018
Assets
Cash and cash equivalents	$109,484	$141,590
Accounts receivable, net of allowance for doubtful accounts of $5,138 (December 31, 2018 — $3,174)	99,513	93,309
Financing receivables, net of allowance for uncollectible amounts	128,038	127,432
Variable consideration receivable from contracts	40,040	35,985
Inventories	42,989	44,560
Prepaid expenses	10,237	10,294
Film assets	17,921	16,367
Property, plant and equipment	306,849	280,658
Investment in equity securities	15,685	1,022
Other Assets	25,034	17,997
Deferred income taxes	23,905	31,264
Other intangible assets	30,347	34,095
Goodwill	39,027	39,027

Total assets	$889,069	$873,600

Liabilities
Bank indebtedness	$18,229	$37,753
Accounts payable	20,414	32,057
Accrued and other liabilities	112,779	97,724
Deferred revenue	94,552	106,709

Total liabilities	245,974	274,243

Commitments and contingencies
Non-controlling interests	5,908	6,439

Shareholders’ equity
Capital stock (note 16) common shares — no par value. Authorized — unlimited number 61,362,872 issued and 61,175,852 outstanding (December 31, 2018 — 61,478,168 issued and 61,433,589 outstanding)	423,386	422,455
Less: Treasury stock, 187,020 shares at cost (December 31, 2018 — 44,579)	(4,038)	(916)
Other equity	171,789	179,595
Accumulated deficit	(40,253)	(85,385)
Accumulated other comprehensive loss	(3,190)	(3,588)

Total shareholders’ equity attributable to common shareholders	547,694	512,161
Non-controlling interests	89,493	80,757

Total shareholders’ equity	637,187	592,918

Total liabilities and shareholders’ equity	$889,069	$873,600

IMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars)

	Years Ended December 31,
	2019	2018
Cash provided by (used in):
Operating Activities
Net income	$58,571	$33,595
Adjustments to reconcile net income to cash from operations:
Depreciation and amortization	63,487	57,437
Write-downs, net of recoveries	6,806	11,770
Deferred income taxes	6,762	(6,923)
Stock and other non-cash compensation	23,570	23,723
Unrealized foreign currency exchange loss	33	631
Change in fair value of equity investment	517	—
Loss from equity-accounted investments	730	95
(Gain) loss on non-cash contribution to equity-accounted investees	(733)	397
Investment in film assets	(23,437)	(23,200)
Changes in other non-cash operating assets and liabilities	(45,929)	12,447

Net cash provided by operating activities	90,377	109,972

Investing Activities
Purchase of property, plant and equipment	(7,421)	(13,368)
Investment in joint revenue sharing equipment	(40,489)	(34,810)
Acquisition of other intangible assets	(2,931)	(8,696)
Investment in equity securities	(15,153)	—

Net cash used in investing activities	(65,994)	(56,874)

Financing Activities
Increase in bank indebtedness	35,000	65,000
Repayment of bank indebtedness	(55,000)	(50,667)
Treasury stock repurchased for future settlement of restricted share units	(4,038)	(916)
Settlement of restricted share units and options	(9,795)	(5,249)
Repurchase of common shares, IMAX China	(19,162)	(6,084)
Taxes withheld and paid on employee stock awards vested	(590)	(1,437)
Common shares issued—stock options exercised	2,404	1,017
Repurchase of common shares	(2,659)	(71,479)
Issuance of subsidiary shares to non-controlling interests (net of return on capital)	1,106	7,796
Dividends paid to non-controlling interests	(4,384)	(6,934)
Credit facility amendment fees paid	—	(1,909)

Net cash used in financing activities	(57,118)	(70,862)

Effects of exchange rate changes on cash	630	629

Decrease in cash and cash equivalents during period	(32,106)	(17,135)
Cash and cash equivalents, beginning of period	141,590	158,725

Cash and cash equivalents, end of period	$109,484	$141,590

IMAX CORPORATION

SELECTED FINANCIAL DATA

In accordance with United States Generally Accepted Accounting Principles

(in thousands of U.S. dollars)

	Three Months Ended December 31,		12 Months Ended December 31,
	2019	2018	2019	2018
Revenue
Network business
IMAX DMR	$26,857	$25,207	$120,765	$110,793
Joint revenue sharing arrangements – contingent rent	16,228	16,452	75,932	73,371
IMAX systems – contingent rent	(50)	—	139	—

	43,035	41,659	196,836	184,164

Theater business
IMAX systems
Sales and sales-type leases	54,098	37,887	96,310	88,432
Ongoing fees and finance income	3,025	3,242	11,613	12,224
Joint revenue sharing arrangements – fixed fees	4,489	5,885	11,014	9,706
Theater system maintenance	13,336	12,222	53,151	49,684
Other theater	2,624	2,651	8,390	8,358

	77,572	61,887	180,478	168,404

New business	846	770	2,754	5,769

Other
Film distibution and film post-production	2,419	3,806	12,210	12,962
Other	407	842	3,386	3,102

	2,826	4,648	15,596	16,064

Total revenues	$124,279	$108,964	$395,664	$374,401

Gross Margin
Network business
IMAX DMR(1)	$16,990	$15,250	$78,592	$72,773
Joint revenue sharing arrangements – contingent rent(1)	7,498	9,415	47,935	48,856
IMAX systems – contingent rent	(50)	—	139	—

	24,438	24,665	126,666	121,629

Theater business
IMAX systems(1)
Sales and sales-type leases	28,689	19,338	47,118	47,986
Ongoing fees and finance income	2,977	3,194	11,422	12,033
Joint revenue sharing arrangements – fixed fees(1)	1,312	1,206	2,613	1,982
Theater system maintenance	5,964	4,702	23,010	21,991
Other theater	803	707	2,624	1,806

	39,745	29,147	86,787	85,798

New business	665	(489)	2,106	(350)

Other
Film distribution and film post-production(1)	(1,745)	1,443	(1,262)	1,763
Other	(744)	(124)	(125)	(911)

	(2,489)	1,319	(1,387)	852

Total segment margin	$62,359	$54,642	$214,172	$207,929

(1)

IMAX DMR segment margins include marketing costs of $4.8 million and $22.5 million for the three months and year ended December 31, 2019, respectively (2018—$2.8 million and $16.5 million, respectively). Joint revenue sharing arrangements segment margins include advertising, marketing and commission costs of $3.4 million and $4.5 million for the three months and year ended December 31, 2019, respectively (2018—$1.4 million and $3.6 million, respectively). IMAX system segment margins include marketing and commission costs of $0.5 million and $2.0 million for the three months and year ended December 31, 2019, respectively (2018—$1.5 million and $2.4 million). Film distribution and post production segment margins include marketing recovery of $0.3 million and expense of $0.4 million for the three months and year ended December 31, 2019, respectively (2018—$0.2 million and expense of $2.2 million, respectively).

IMAX CORPORATION

OTHER INFORMATION

(in thousands of U.S. dollars)

Non-GAAP Financial Measures:

In this release, the Company presents adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share, EBITDA, adjusted EBITDA per Credit Facility, free cash flow and return on invested capital as supplemental measures of performance of the Company, which are not recognized under U.S. GAAP. The Company presents adjusted net income and adjusted net income per diluted share because it believes that they are important supplemental measures of its comparable controllable operating performance and it wants to ensure that its investors fully understand the impact of its stock-based compensation (net of any related tax impact) and non-recurring charges on net income. In addition, the Company presents adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share because it believes that they are important supplemental measures of its comparable financial results and could potentially distort the analysis of trends in business performance and it wants to ensure that its investors fully understand the impact of net income attributable to non-controlling interests, its stock-based compensation (net of any related tax impact) and non-recurring charges in determining net income attributable to common shareholders. Management uses these measures to review operating performance on a comparable basis from period to period. However, these non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share should be considered in addition to, and not as a substitute for, net income and net income attributable to common shareholders and other measures of financial performance reported in accordance with U.S. GAAP.

The Company is required to maintain a minimum level of “EBITDA”, as such term is defined in the Company’s credit agreement (and which is referred to herein as “Adjusted EBITDA per Credit Facility” or “Adjusted EBITDA per Credit Facility excluding Marvel’s Inhumans”, as the credit agreement includes additional adjustments beyond interest, taxes, depreciation and amortization). EBITDA and Adjusted EBITDA per Credit Facility (each as defined below) should not be construed as substitutes for net income or as better measures of liquidity as determined in accordance with U.S. GAAP. The Company believes that EBITDA and Adjusted EBITDA per Credit Facility excluding Marvel’s Inhumans are relevant and useful information widely used by analysts, investors and other interested parties in the Company’s industry.

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018	12 Months Ended December 31, 2019(1)	12 Months Ended December 31, 2018(1)
Net income	$21,352	$3,771	$58,571	$33,595
Add (subtract):	—
Provision for income taxes	4,782	(22)	16,768	9,518
Interest expense, net of interest income	381	(110)	423	1,072
Depreciation and amortization, including film asset amortization	17,987	15,453	63,487	57,437

EBITDA	$44,502	$19,092	$139,249	$101,622
Stock and other non-cash compensation	6,173	5,483	23,570	23,723
Change in fair value of equity investment	(2,026)	—	517	—
Write-downs, net of recoveries including asset impairments and receivable provisions	3,822	2,797	6,806	5,338
Exit costs, restructing charges and associated impairments	—	8,384	850	9,542
Legal arbitration award	—	4,237	—	11,737
Executive transition costs	—	2,994	—	2,994
(Income) loss from equity accounted investments	(59)	(15)	(3)	492

Adjusted EBITDA before non-controlling interests	$52,412	$42,972	$170,989	$155,448
Adjusted EBITDA attributable to non-controlling interests(2)	(5,457)	(6,593)	(21,661)	(22,220)

Adjusted EBITDA per Credit Facility	$46,955	$36,379	$149,328	$133,228

Adjusted revenues attributable to common shareholders(3)	$112,635	$97,573	$358,053	$336,723

Adjusted EBITDA margin	41.7%	37.3%	41.7%	39.6%

(1)	Senior Secured Net Leverage Ratio calculated using twelve months ended Adjusted EBITDA per Credit Facility.
(2)

The Adjusted EBITDA per Credit Facility calculation specified for purpose of the minimum Adjusted EBITDA covenant excludes the reduction in Adjusted EBITDA from the Company’s non-controlling interests.

(3)

	Three months ended December 31, 2019		Three months ended December 31, 2018		12 months ended December 31, 2019		12 months ended December 31, 2018
Total revenues		$124,279		$108,964		$395,664		$374,401
Greater China revenues	$38,481		$35,553		$124,294		$117,520
Non-controlling interest ownership percentage(4)	30.26%		32.04%		30.26%		32.06%

Deduction for non-controlling interest share of revenues		(11,644)		(11,391)		(37,611)		(37,678)

Adjusted revenues attributable to common shareholders		$112,635		$97,573		$358,053		$336,723

(4)	Weighted average ownership percentage for change in non-controlling interest share

IMAX CORPORATION

Adjusted Net Income and Adjusted Diluted Per Share Calculations

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended December 31, 2019		Three Months Ended December 31, 2018
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported net income	$21,352	$0.35	$3,771	$0.06
Adjustments:		—
Stock-based compensation	5,914	0.10	5,046	0.08
Exit costs, restructuring charges and associated impairments	—	—	8,384	0.13
Legal arbitration award	—	—	4,237	0.07
Executive transition costs	—	—	2,994	0.05
Change in fair value of equity investment	(2,026)	(0.03)	—	—
Impact of enactment of U.S. Tax Act	—	—	—	—
Tax impact on items listed above	(1,095)	(0.02)	(4,586)	(0.07)

Adjusted net income	24,145	0.40	19,846	0.32
Net income attributable to non-controlling interests(1)	(3,181)	(0.05)	(2,077)	(0.04)
Stock-based compensation (net of tax of less than $0.1 million and less than $0.1 million, respectively)(1)	(112)	(0.01)	(115)	—
Exit costs, restructuring charges and associated impairments (net of tax of $nil and $0.4 million, respectively) (1)	—	—	(1,262)	(0.02)
Change in fair value of equity investment	617	0.01	—	—

Adjusted net income attributable to common shareholders	$21,469	$0.35	$16,392	$0.26

Weighted average diluted shares outstanding		61,542		62,127

(1)	Reflects amounts attributable to non-controlling interests.

	12 Months Ended December 31, 2019		12 Months Ended December 31, 2018
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported net income	$58,571	$0.95	$33,595	$0.53
Adjustments:
Stock-based compensation	22,830	0.37	22,211	0.35
Exit costs, restructuring charges and associated impairments	850	0.01	9,542	0.15
Legal arbitration award	—	—	11,737	0.19
Executive transition costs	—	—	2,994	0.05
Change in fair value of equity investment	517	0.01	—	—
Impact of enactmnet of U.S Tax Cut and Jobs Act	—	—	—	—
Tax impact on items listed above	(5,614)	(0.09)	(9,873)	(0.16)

Adjusted net income	77,154	1.25	70,206	1.11
Net income attributable to non-controlling interests(1)	(11,705)	(0.19)	(10,751)	(0.17)
Stock-based compensation (net of tax of $0.1 million and $0.1 million, respectively) (1)	(480)	(0.01)	(394)	(0.01)
Exit costs, restructuring charges and associated impairments (net of tax of $nil and $0.4 million, respectively) (1)	—	—	(1,262)	(0.02)
Change in fair value of equity investment	(184)	—	—	—

Adjusted net income attributable to common shareholders	$64,785	$1.05	$57,799	$0.91

Weighted average diluted shares outstanding		61,489		63,207

(1)	Reflects amounts attributable to non-controlling interests.

Return on Invested Capital:

Return on Invested Capital (“ROIC”) is not defined under U.S. generally accepted accounting principles. Therefore, ROIC should not be considered a substitute for other measures prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines ROIC as earnings before interest after taxes (before non-controlling interests) divided by total invested capital (total equity plus total debt less goodwill and other intangible assets). The Company believes ROIC is meaningful to investors as it focuses on shareholder value creation. A reconciliation of ROIC is presented in the table below:

	Twelve Months Ended December 31,
	2019	2018
Income from operations	$77,278	$45,176
Provision for income taxes	(16,768)	(9,518)

EBIAT	$60,510	$35,658

Total shareholders’ equity	$637,187	$592,918
Total bank indebtedness	18,229	37,753
Less: Goodwill	39,027	39,027
Less: Other intangible assets	30,347	34,095

Total Invested Capital	$586,042	$557,549

Return on Invested Capital (Non-GAAP measure)	10.33%	6.40%

Free Cash Flow:

Free cash flow is defined as cash provided by operating activities minus cash used in investing activities (from the consolidated statements of cash flows). Cash provided by operating activities consist of net income, plus depreciation and amortization, plus the change in deferred income taxes, plus other non-cash items, plus changes in working capital, less investment in film assets, plus other changes in operating assets and liabilities. Cash used in investing activities includes capital expenditures, acquisitions and other cash used in investing activities. Management views free cash flow, a non-GAAP measure, as a measure of the Company’s after-tax cash flow available to reduce debt, add to cash balances, and fund other financing activities. A reconciliation of cash provided by operating activities to free cash flow is presented in the table below:

	Three Months Ended December 31, 2019	12 Months Ended December 31, 2019
Net cash provided by operating activities	$23,119	$90,376
Net cash used in investing activities	(12,340)	(65,994)

Free cash flow	$10,779	$24,382